Exhibit 3.1

HOOKER FURNISHINGS CORPORATION

AMENDED AND RESTATED ARTICLES OF INCORPORATION

As Amended September 16, 2021

(with the amendment being only changing the name of the Corporation in Article I)

ARTICLE I

NAME

The name of the Corporation is Hooker Furnishings Corporation.

ARTICLE II

PURPOSE

The Corporation is organized to engage in any lawful business not required by the Virginia Stock Corporation Act to be stated in the Articles of Incorporation.

ARTICLE III

AUTHORIZED SHARES

3.1 Number and Designation. The number and designation of shares that the Corporation shall have authority to issue and the par value per share are as follows:

Class	Number of Shares	Par Value
Common	20,000,000	No Par

3.2 Preemptive Rights. No holder of outstanding shares shall have any preemptive right with respect to (i) any shares of any class of the Corporation, whether now or hereafter authorized, (ii) any warrants, rights or options to purchase any such shares, or (iii) any obligations convertible into any such shares or into warrants, rights or options to purchase any such shares.

ARTICLE IV

LIMIT ON LIABILITY AND INDEMNIFICATION

4.1 Definitions. For purposes of this Article the following definitions shall apply:

(i) “Corporation” means this Corporation only and no predecessor entity or other legal entity;

(ii) “expenses” include counsel fees, expert witness fees, and costs of investigation, litigation and appeal, as well as any amounts expended in asserting a claim for indemnification;

(iii) “liability” means the obligation to pay a judgment, settlement, penalty, fine, or other such obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan;

(iv) “legal entity” means a corporation, partnership, joint venture, trust, employee benefit plan or other enterprise;

(v) “predecessor entity” means a legal entity the existence of which ceased upon its acquisition by the Corporation in a merger or otherwise; and

(vi) “proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal whether civil, criminal, administrative or investigative and whether formal or informal.

4.2 Limit on Liability. In every instance permitted by the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, the liability of a director or officer of the Corporation to the Corporation or its shareholders arising out of a single transaction, occurrence or course of conduct shall be limited to one dollar.

4.3 Indemnification of Directors and Officers. The Corporation shall indemnify any individual who is, was or is threatened to be made a party to a proceeding (including a proceeding by or in the right of the Corporation) because he is or was a director or officer of the Corporation or because he is or was serving the Corporation or any other legal entity in any capacity at the request of the Corporation while a director or officer of the Corporation, against all liabilities and reasonable expenses incurred in the proceeding except such liabilities and expenses as are incurred because of his willful misconduct or knowing violation of the criminal law.

Service as a director or officer of a legal entity controlled by the Corporation shall be deemed service at the request of the Corporation. The determination that indemnification under this Section 4.3 is permissible and the evaluation as to the reasonableness of expenses in a specific case shall be made, in the case of a director, as provided by law, and in the case of an officer, as provided in Section 4.4 of this Article; provided, however, that if a majority of the directors of the Corporation has changed after the date of the alleged conduct giving rise to a claim for indemnification, such determination and evaluation shall, at the option of the person claiming indemnification, be made by special legal counsel agreed upon by the Board of Directors and such person. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances and reimbursements for expenses incurred by a director or officer in a proceeding upon receipt of an undertaking from him to repay the same if it is ultimately determined that he is not entitled to indemnification. Such undertaking shall be an unlimited, unsecured general obligation of the director or officer and shall be accepted without reference to his ability to make repayment. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that a director or officer acted in such a manner as to make him ineligible for indemnification. The Corporation is authorized to contract in advance to indemnify and make advances and reimbursements for expenses to any of its directors or officers to the same extent provided in this Section 4.3.

4.4 Indemnification of Others. The Corporation may, to a lesser extent or to the same extent that it is required to provide indemnification and make advances and reimbursements for expenses to its directors and officers pursuant to Section 4.3, provide indemnification and make advances and reimbursements for expenses to its employees and agents, the directors, officers, employees and agents of its subsidiaries and predecessor entities, and any person serving any other legal entity in any capacity at the request of the Corporation, and may contract in advance to do so. The determination that indemnification under this Section 4.4 is permissible, the authorization of such indemnification and the evaluation as to the reasonableness of expenses in a specific case shall be made as authorized from time to time by general or specific action of the Board of Directors, which action may be taken before or after a claim for indemnification is made, or as otherwise provided by law. No person’s rights under Section 4.3 of this Article shall be limited by the provisions of this Section 4.4.

4.5 Miscellaneous. Every reference in this Article to persons who are or may be entitled to indemnification shall include all persons who formerly occupied any of the positions referred to and their respective heirs, executors and administrators. Special legal counsel selected to make determinations under this Article may be counsel for the Corporation. Indemnification pursuant to this Article shall not be exclusive of any other right of indemnification to which any person may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than the Corporation and indemnification under policies of insurance purchased and maintained by the Corporation or others. However, no person shall be entitled to indemnification by the Corporation to the extent he is indemnified by another, including an insurer. The Corporation is authorized to purchase and maintain insurance against any liability it may have under this Article or to protect any of the persons named above against any liability arising from their service to the Corporation or any other legal entity at the request of the Corporation regardless of the Corporation’s power to indemnify against such liability. The provisions of this Article shall not be deemed to preclude the Corporation from entering into contracts otherwise permitted by law with any individuals or legal entities, including those named above. If any provision of this Article or its application to any person or circumstance is held invalid by a court of competent jurisdiction, the invalidity shall not affect other provisions or applications of this Article, and to this end the provisions of this Article are severable.

4.6 Applications; Amendments. The provisions of this Article shall be applicable from and after its adoption even though some or all of the underlying conduct or events relating to a proceeding may have occurred before its adoption. No amendment, modification or repeal of this Article shall diminish the rights provided hereunder to any person arising from conduct or events occurring before the adoption of such amendment, modification or repeal.

ARTICLE V

CERTAIN BUSINESS COMBINATIONS

5.1 Vote Required for Certain Business Combinations. In addition to any affirmative vote required by law or these Amended and Restated Articles of Incorporation, and except as otherwise expressly provided in Section 5.2 of this Article:

(1) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation which immediately before such merger or consolidation is an Affiliate or Associate (as hereinafter defined) of an Interested Stockholder; or

(2) any statutory exchange of stock in which any Interested Stockholder or any Affiliate or Associate of an Interested Stockholder acquires the issued and outstanding shares of any class of capital stock of the Corporation or any Subsidiary in exchange for cash or property or shares or other securities or obligations of any other corporation; or

(3) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of all or any Substantial Part (as hereinafter defined) of the assets of the Corporation or any Subsidiary; or

(4) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary having an aggregate Fair Market Value equal to or greater than 10% of the aggregate Fair Market Value of all of the issued and outstanding shares of the Voting Stock of the Corporation on the Determination Date (as hereinafter defined) to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(5) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

(6) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect directly or indirectly, of increasing by more than 5% the proportion of any class of securities of the Corporation or any Subsidiary directly or indirectly owned by an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; shall require the affirmative vote of the holders of at least 75% of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or otherwise.

5.2 When Higher Vote is Not Required. The provisions of Section 5.1 of this Article shall not be applicable to any particular Business Combination (as hereinafter defined), and such Business Combination shall require only such affirmative vote as is required by law and any other provision of these Amended and Restated Articles of Incorporation, if all of the conditions specified in either of the following paragraphs (1) or (2) are met:

(1) Approval by Continuing Directors. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined), it being understood that this condition shall not be capable of satisfaction unless there is at least one Continuing Director.

(2) Price and Procedure Requirements. Consideration shall be paid to the holders of the Common Shares in such Business Combination and all of the following conditions shall have been met:

(a) the aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Shares in such Business Combination shall be at least equal to the highest of the following:

(i) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any Common Shares acquired by it (AA) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (BB) in the transaction in which it became an Interested Stockholder, whichever is higher;

(ii) the Fair Market Value per Common Share on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article as the “Determination Date”), whichever is higher; and

(iii) (if applicable) the price per share equal to the Fair Market Value per Common Share determined pursuant to paragraph (2) (a) (ii) above, multiplied by the ratio of (AA) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Stockholder for any Common Shares acquired by it within the two-year period immediately prior to the Announcement Date to (BB) the Fair Market Value per Common Share on the first day in such two-year period upon which the Interested Stockholder acquired any Common Shares.

(b) the consideration to be received by holders of Common Shares shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class. If the Interested Stockholder has paid for Common Shares with varying forms of consideration, the form of consideration for common Shares shall be either cash or the form used to acquire the largest number of shares of such class previously acquired by the Interested Stockholder.

(c) after such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination, except as approved by a majority of the Continuing Directors: (i) there shall have been (AA) no reduction in the annual rate of dividends paid on the Common Shares (except as necessary to reflect any subdivision of the Common Shares), and (BB) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding Common Shares; and (ii) such Interested Stockholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

(d) after such Interested Stockholder has become an Interested Stockholder, except as approved by a majority of the Continuing Directors, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(e) except as otherwise approved by a majority of the Continuing Directors, a proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to shareholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

5.3 Certain Definitions. For the purposes of this Article:

(1) A “Business Combination” as used in this Article shall mean any transaction which is referred to in any one or more clauses (1) through (6) of Section 5.1 of this Article.

(2) A “person” shall mean any individual, firm, corporation, partnership, joint venture or other entity.

(3) “Interested Stockholder” shall mean any person who or which is the beneficial owner, directly or indirectly, of more than 10% of the outstanding Voting Stock; provided, however, the term Interested Stockholder shall not include the Corporation, any Subsidiary, or any savings, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary, or any fiduciary with respect to any such plan when acting in such capacity.

(4) A person shall be a “beneficial owner” of any Voting Stock as to which such person and any such person’s Affiliates or Associates, individually or in the aggregate, have or share directly, or indirectly through any contract, arrangement, understanding, relationship, or otherwise:

(a) voting power, which includes the power to vote, or to direct the voting of Voting Stock; or

(b) investment power, which includes the power to dispose or to direct the disposition of, Voting Stock; or

(c) economic benefit, which includes the right to receive or control the disposition of income or liquidation proceeds from Voting Stock; or

(d) the right to acquire voting power, investment power or economic benefit (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options or otherwise; provided, that in no case shall a director of the Corporation be deemed to be the beneficial owner of Voting Stock beneficially owned by another director of the Corporation solely by reason of actions undertaken by such persons in their capacity as directors of the Corporation.

(5) For the purpose of determining whether a person is an Interested Stockholder pursuant to paragraph (3) of this Section 5.3, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (4) of this Section 5.3 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options or otherwise.

(6) “Affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with the person specified.

(7) “Associate” means as to any specified person:

(a) any corporation or organization (other than the Corporation and its Subsidiaries) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

(b) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

(c) any relative or spouse of such person or any relative of such spouse, who has the same home as such person.

(8) “Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (3) of this Section 5.3, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity securities is owned, directly or indirectly, by the Corporation.

(9) “Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”) who (i) is a member of the Board before the adoption of these Amended and Restated Articles of Incorporation or (ii) is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, or (iii) any successor of a Continuing Director who is unaffiliated with the Interested Stockholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

(10) “Fair Market Value” means:

(a) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange—Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on any such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and

(b) in case of property other than cash or stock, the fair market value of such property on the date in question as determined by a majority of the Continuing Directors in good faith.

(11) “Substantial Part” means more than 10% of the book value of the total assets of the entity in question, as reflected on the most recent fiscal year end consolidated balance sheet of such entity existing at the time the shareholders of the Corporation would be required to approve or authorize the Business Combination involving the assets constituting any such Substantial Part.

5.4 Powers of the Continuing Directors. A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article, on the basis of information known to it after reasonable inquiry, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the securities to be issued or transferred by the Corporation or any Subsidiary in any Business Combination involving such person have an aggregate Fair Market Value equal to or greater than 10% of the aggregate Fair Market Value of all of the issued and outstanding shares of the Voting Stock of the Corporation on the Determination Date, and (v) whether the assets which are the subject of any Business Combination involving such person constitute a Substantial Part of the assets of the Corporation or any Subsidiary.

5.5 No Effect on Fiduciary Obligations. Nothing contained in this Article shall be construed to relieve any Interested Stockholder or any director of the Corporation from any obligation imposed by law.

5.6 Amendment or Repeal. Notwithstanding any other provision of law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, these Amended and Restated Articles of Incorporation or the bylaws of the Corporation), and in addition to any affirmative vote of the holders of any other class of capital stock of the Corporation then outstanding which is required by law or by these Amended and Restated Articles of Incorporation or the bylaws of the Corporation, the affirmative vote of the holders of 75% or more of the voting power of the shares of the then outstanding Voting Stock, voting together as a single class, shall be required to amend or repeal this Article of these Amended and Restated Articles of Incorporation.